Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form F-4 of our report dated March 30, 2026, which includes an explanatory paragraph relating to Titan Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of Titan Acquisition Corp as of December 31, 2025 and 2024 and for the year ended 2025 and for the period from January 11, 2024 (inception) through December 31, 2024, which are contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

July 31, 2026